Exhibit 5.1

December 8, 2011

Luxfer Holdings PLC

Anchorage Gateway

5 Anchorage Quay

Salford M50 3XE

England

Ladies and Gentlemen:

We have acted as special English counsel to Luxfer Holdings PLC, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the offering (the “Offering”) by the Company of ordinary shares of £1 each in the Company (the “Primary Shares”) and by certain shareholders of the Company of ordinary shares of £1 each in the Company (the “Secondary Shares”). The Primary Shares and the Secondary Shares are to be offered in the form of American Depositary Shares (the “ADSs” and, together with the Primary Shares and Secondary Shares, the “Securities”). Each ADS represents one-half of an ordinary share of the Company.

This opinion is being furnished in connection with the registration statement (as amended through the date hereof, the “Registration Statement”) on Form F-1 (No. 333-178278) filed by the Company with the Securities and Exchange Commission on December 2, 2011 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”).

We understand that the Securities are not and are not intended to be admitted to trading on any market or exchange, or otherwise listed, in the United Kingdom.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)                                  the Registration Statement;

(b)                                 a certificate dated 19.41, December 8, 2011 (the “Reference Timing Point”) signed by an authorised signatory of the Company (the “Company Certificate”) relating to certain factual matters as at the Reference Timing Point and having annexed thereto the following documents:

(i)                                     the Memorandum and Articles of Association of the Company (the “Articles”);

(ii)                                  the register of members of the Company (the “Register”);

(iii)                               the shareholder resolutions passed at the general meeting of the Company on October 26, 2011 (the “Shareholder Resolutions”); and

(iv)                              the board resolutions passed at the meetings of the Company’s Board of Directors held on September 29, 2011, November 10, 2011 and November 23, 2011 (together the “Board Resolutions” and, together with the Shareholder Resolutions, the “Corporate Approvals”).

In addition, we have reviewed the originals, or copies certified or otherwise identified to our satisfaction, of all such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below we have assumed and not verified:

(a)                                  the genuineness of all signatures, stamps and seals, the authenticity and completeness of all documents supplied to us and the conformity to the originals of all documents supplied to us as photocopies or facsimile copies;

(b)                                 that, where a document has been examined by us in draft, specimen or certificated form, it has been or will be executed in the form of that draft, specimen or certificate;

(c)                                  that there is no basis upon which a person may apply for rectification of the Register pursuant to section 125 of the Companies Act 2006 and the Register has been maintained in accordance with the Companies Act 2006;

(d)                                 the accuracy as to factual matters of each document we have reviewed, including, without limitation, the accuracy and completeness of the Register and all statements in the Company Certificate;

(e)                                  that where a document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or other similar arrangement;

(f)                                    that the Company has fully complied with its obligations under all applicable money laundering legislation;

(g)                                 no document has been entered into by the Company in connection with any unlawful activity;

(h)                                 that all consents, approvals, notices, filings and registrations that are necessary under any applicable laws or regulations (other than laws or regulations of the United Kingdom) in order to permit the performance of the actions to be carried out pursuant to the Corporate Approvals have been or will be duly made or obtained;

(i)                                     that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

(j)                                     that the information relating to the Company disclosed by our searches on December 8, 2011 at Companies House at their website at www.companieshouse.gov.uk and by telephone at the Central Registry of Winding Up Petitions at the Companies Court in London in relation to the Company was then complete, up to date and accurate and has not since then been materially altered, and that such searches did not fail to disclose any material information which had been delivered for registration but did not appear on the file in London at the time of our search, and that such oral disclosures did not fail to disclose any material information or any petition for an administration order, dissolution or winding-up order in respect of the Company that has been presented in England and Wales;

(k)                                  that each director of the Company has disclosed any interest which he may have in the transactions contemplated by each of the Corporate Approvals in accordance with the provisions of the Companies Act 2006 and the Articles, and that none of the relevant directors of the Company have any interest in such transactions except to the extent permitted by the Articles; and

(l)                                     that the actions to be carried out pursuant to the Corporate Approvals by the Company and the exercise of its rights and performance of its obligations thereunder will materially benefit the Company, and that the directors of the Company acted in good faith and in the interests of the Company in approving each of the Corporate Approvals and the transactions contemplated thereby.

Based on the foregoing, and subject to the further qualifications and limitations set forth below, it is our opinion that:

1.                                       The Company has been duly incorporated as a public limited company under the laws of England and Wales.  A search of the records of the Registrar of Companies as made public through the www.companieshouse.gov.uk website on December 8, 2011 and an oral enquiry made to the Central Registry of Winding up Petitions at the Companies Court at approximately 16.27 on December 8, 2011 revealed no petition, order or resolution for the winding up of the Company and no petition for, and no notice of appointment of, a receiver or administrator, provided that:

(a)                                  the searches with Companies House referred to above are not conclusively capable of revealing whether or not (i) a winding-up order has been made in respect of a company or a resolution passed for the winding up of a company, or (ii) an administration order has been made in respect of a company, or (iii) a receiver, administrative receiver, administrator or liquidator has been appointed in respect of a company, since notice of these matters might not be filed with Companies House immediately and, when filed, might not be made available through the website or entered on the files of Companies House relating to insolvency details with respect to the relevant company immediately.  In addition, such searches are not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented; and

(b)                                 the enquiry at the Central Registry of Winding up Petitions at the Companies Court referred to above relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made.  We have not made enquiries of any County Court as to whether a petition for the appointment of an administrator has been presented to, or an administration order has been made by, any County Court against the Company.

2.                                       The allotment of the Primary Shares has been duly authorised and the Primary Shares will, when the names of the holders of such Primary Shares are entered in the Register and subject to the receipt by the Company of the aggregate issue price in respect of all the Primary Shares, be validly issued, fully paid and no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason solely of their being such holders.

3.                                       Based solely on our review of the Register, the Secondary Shares were validly issued, fully paid and no further contributions in respect thereof are required to be made to the Company by the Selling Shareholders, by reason solely of their being such holders, at the Reference Timing Point.

Other than as set out above, we express no opinion as to any agreement, instrument or other document that may arise or be entered into, or as to any liability to tax that may arise or be incurred as a result of or in connection with the Offering.

The opinions set out above are limited to the laws of England and Wales in force as at the date of this opinion letter, as currently applied by the courts in England and Wales, and are given on the basis that this opinion letter will be governed by and construed in accordance with English law.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm under the captions “Risk Factors,” “Legal Matters,” and “Service of Process and Enforcement of Judgments” of the prospectus contained in part I of the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules.

We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Raj Panasar
Raj Panasar, a Partner